  EXHIBIT 99.1

From the Desk of Dr. Halden Shane

CEO and Chairman of the Board

July 5, 2022

From: The Desk of the CEO

Dear Shareholders,

I hope you are all enjoying this beautiful weather as the summer season is now upon us.

We have seen increasing interest across our entire product line, but one of our most in demand products is our Custom Engineered System (CES), which was a driving force in our current open sales orders that created positive financial results in Q1. I wanted to take this opportunity to provide additional background and information about this key product and its potential to further enhance our financial performance in the future.

We believe the CES is the perfect solution for customers looking to build either a permanent or temporary  decontamination system that is highly customized to meet their specific needs and requirements. We can customize and install a CES to accommodate whole facilities, individual rooms, pharmaceutical production areas, biosafety cabinets, anterooms, food processing areas, operating rooms, and so much more. Additionally, our systems can be built within transportation settings and installed in a variety of vehicles, including ambulances, fire engines and food trucks, to provide just a few examples.

Once installed, the system can efficiently and quickly spread our leading SteraMist solution which moves like a gas throughout the desired space and deliver a six log kill rate of harmful pathogens with a short dwell time, and all of this is achieved without any causing any harmful or toxic effect to the enviroment. The process is fully automated through a control panel that allows operators to easily deploy the SteraMist system in multiple locations in the building to achieve optimal results.

Our CES is trusted by some of the most well-known platinum customers. Click here for a video showcasing one of our CES in action in the Pfizer lab where workers are producing COVID-19 vaccines as posted by the New York Times. In addition to Pfizer, we have several other Fortune 500 customers that trust the safety of their products and employees with our CES and other SteraMist systems and continue to use and purchase our products due to its effectiveness and reliability.

TOMI’s first CES was installed back in 2016 at the Dana Farber Cancer Institute, and since then the product has become a significant driver of our revenue and a cornerstone of our business. Recently, we are seeing an increased pipeline of sales opportunities primarily due to the higher number of cleanrooms at customers in the pharmaceutical and life sciences industries, as well as the ongoing shift of preference from manual to automated disinfection solutions. To manage this increased demand, as we have  previously discussed, we partnered with ARM Enertech Associates in the first quarter of 2022 to manufacture our CES in their Pennsylvania facility. Additionally, our current manufacturer, Planet Innovation, has expanded their business into the United States from Australia, providing easier access to their services. Overall, we believe we are well positioned to manage the demand for our CES, reduce the lead time and costs for manufacturing the CES systems, and ship to our customers in a timely manner.

Our Custom Engineered System enabled us to secure more bookings, win more bids and thus compete more effectively in our market. CES eliminates human error, provides targeted disinfection unmatched by competing solutions and help reduce labor cost and down time for our customers. We are thrilled with the traction that our CES has gained over the past few years and look forward to its continued success as customers around the world recognize the effectiveness of our products.  We believe that our CES and the entire TOMI product line can set the industry standard for disinfection and decontamination solution.

Like many companies, we are experiencing supply chain constraints with certain components and vendors, while shortages and long lead times have hampered our ability to convert our record sales orders to revenue in the short term and has hindered the timeline for launching of new products.  However, we have adjusted our strategies in response to these headwinds and expect our operations to return to a more normalized cadence during the second half of the year, which we believe should enable us to meet our year-end revenue projection of $12 million to $14 million for 2022.

Thank you for your continued support in TOMI Environmental Solutions.  Hope you have had a safe Fourth of July and that this will be a memorable summer.

Best,

Dr. Halden Shane